Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Grey Wolf, Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333-6077, 333-14783, 333-20423, 333-36593, 333-39683, 333-86949, 333-40874, 333-106997, 333-113447, 333-114357, and 333-116905) on Forms S-3 and S-3/A and (Nos. 333-65049, 333-19027, 333-41334, 33-34590, 33-75338, 333-90888, and 333-120655) on Forms S-8 of Grey Wolf, Inc. of our reports dated February 27, 2007, with respect to the consolidated balance sheets of Grey Wolf, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of Grey Wolf, Inc.
As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for share-based payments.
KPMG LLP
Houston, Texas
February 27, 2007